Exhibit 99.1

Tenet Reports Results for the Fourth Quarter Ended
December 31, 2017

●
Hospital segment same-hospital admissions increased 0.2%, adjusted admissions increased 1.3%, and revenue per adjusted admission increased 4.8%, resulting in same-hospital net patient revenue growth of 6.1%.

●	Ambulatory Care same-facility system-wide cases increased 4.6% and revenue per case increased 2.2%, resulting in revenue growth of 6.9%.

●	Conifer’s revenues decreased 2.0% with revenue from third parties flat year-over-year.

●
As a result of the Tax Cuts and Jobs Act, Tenet recorded a $252 million non-cash partial write-down of the Company’s deferred tax assets and a $22 million increase in noncontrolling interest expense, which lowered net income by $274 million in the fourth quarter. In addition, the Company recorded a $99 million after-tax charge, primarily related to the write-down of assets held for sale in Chicago and employee severance. As a result, Tenet reported a net loss from continuing operations attributable to Tenet shareholders of $230 million or $2.28 per diluted share in the fourth quarter. After adjusting for these items, which totaled $373 million or $3.68 per share, Tenet reported Adjusted diluted earnings per share from continuing operations of $1.40.

●	Adjusted EBITDA was $840 million in the fourth quarter, consisting of $538 million in the Hospital segment, $223 million in the Ambulatory segment and $79 million in the Conifer segment.

●
Net cash provided by operating activities in 2017 was $1.200 billion, a $642 million increase when compared to $558 million in 2016. Free Cash Flow was $493 million in 2017, an $810 million increase when compared to an outflow of $317 million in 2016. Adjusted Free Cash Flow was $623 million in 2017, a $243 million increase when compared to $380 million in 2016.

●
2018 Outlook has been increased to reflect net income from continuing operations attributable to Tenet common shareholders of $95 million to $105 million, Adjusted EBITDA of $2.500 billion to $2.600 billion, diluted earnings per share from continuing operations of $0.92 to $1.02 and Adjusted diluted earnings per share from continuing operations of $0.73 to $1.07.

DALLAS - February 26, 2018 - Tenet Healthcare Corporation (NYSE: THC) reported a net loss from continuing operations attributable to Tenet shareholders of $230 million in the fourth quarter of 2017 due to the items mentioned above, compared to a $79 million net loss from continuing operations in the fourth quarter of 2016. Adjusted EBITDA was $840 million in the fourth quarter of 2017 compared to $650 million in the fourth quarter of 2016.

“Our results for the fourth quarter were strong in each of our business segments,” said Ronald A. Rittenmeyer, executive chairman and CEO.  “Volume growth returned in our hospital and Ambulatory segments, cost controls were tight, and our financial results at USPI and Conifer were very strong.  Our cost control program is off to a great start and, when combined with improved financial performance in the fourth quarter, we are raising our Outlook for Adjusted EBITDA and Adjusted EPS for 2018.”

Hospital Operations and Other Segment

Net operating revenues in the Hospital Operations and other segment was $4.184 billion, up 3.4 percent from $4.046 billion in the fourth quarter of 2016; in order to improve comparability, these revenue figures exclude revenue generated by the Company’s health plans in both periods since the Company is exiting this business.

On a same-hospital basis, patient revenue was $4.126 billion, up 6.1 percent from $3.889 billion in the fourth quarter of 2016, with adjusted admissions up 1.3 percent and revenue per adjusted admission up 4.8 percent. The growth in revenue per adjusted admission was due to a $202 million increase in revenue from the California Provider Fee Program since the 2017 program was not approved until December 2017.

Adjusted EBITDA in Tenet’s hospital segment was $538 million, representing an increase of $143 million or 36.2 percent as compared to $395 million in the fourth quarter of 2016. The $143 million increase in Adjusted EBITDA in the hospital segment was primarily driven by: (i) $202 million increase in California Provider Fee revenue, with $267 million of revenue being under the program in the fourth quarter of 2017 compared to $65 million in the fourth quarter of 2016; (ii) $17 million unfavorable comparison due to the sale of the Company’s hospitals and related assets in Houston, effective August 1, 2017; (iii) $17 million of previously disclosed executive severance in the fourth quarter of 2017; and, (iv) an $8 million decline in electronic health record incentives.

Tenet’s health plan business was breakeven in the fourth quarter of 2017 versus a loss of $29 million on the EBITDA line in the fourth quarter of 2016. The revenue and expenses associated with the Company’s health plan operations are included in Tenet’s consolidated statements of operations; however, the results are excluded from Adjusted EBITDA in both periods.

Selected operating expenses in the segment, defined as the sum of salaries, wages and benefits, supplies and other operating expenses, increased 2.2 percent on a per adjusted admission basis in the fourth quarter of 2017.

Exchanges

Tenet’s same-hospital exchange admissions were 4,857 in the fourth quarter of 2017, up 0.2 percent from the fourth quarter of 2016. Same-hospital exchange outpatient visits were 51,451 in the fourth quarter of 2017, up 15.2 percent from the fourth quarter of 2016.

Uncompensated Care

Tenet’s provision for doubtful accounts was $325 million in the fourth quarter of 2017, representing a ratio of 6.1 percent of revenues before bad debt, as compared to $354 million in the fourth quarter of 2016, or 6.9 percent of revenues before bad debt (excluding health plan revenues from both periods). The decrease in the bad debt ratio was primarily attributable to a $15 million decrease in same-hospital self-pay revenues, revenue growth in our Ambulatory segment, the sale of our Houston hospitals in 2017, and a full year of the California Provider Fee revenue being recorded in the fourth quarter of 2017.

Tenet’s uncompensated care costs, defined as the sum of the provision for doubtful accounts, charity care write-offs and uninsured discounts, were $1.361 billion and $1.332 billion in the fourth quarters of 2017 and 2016, respectively, including $1.036 billion and $978 million, respectively, of charity care write-offs and uninsured discounts that were offered through Tenet’s Compact with Uninsured Patients. Uncompensated care in the fourth quarter of 2017 represented 21.5 percent of revenue before bad debts, uninsured discounts and charity care write-offs, flat versus the fourth quarter of 2016. Nearly all of Tenet’s uncompensated care is associated with the Hospital Operations and other segment.

Uninsured plus charity admissions increased by 317 admissions, or 3.3 percent on a same-hospital basis in the fourth quarter of 2017 compared to the fourth quarter of 2016. Uninsured plus charity outpatient visits increased by 6,237 visits, or 5.6 percent, on a same-hospital basis.

Ambulatory Care Segment

During the fourth quarter of 2017, the Ambulatory segment produced net operating revenues of $545 million, representing an increase of 14.0 percent as compared to $478 million in the fourth quarter of 2016. In addition, the Ambulatory segment generated Adjusted EBITDA of $223 million, up 21.9 percent from $183 million in the fourth quarter of 2016 and Adjusted EBITDA less facility-level noncontrolling interest was $145 million, up 26.1 percent from $115 million in the fourth quarter of 2016.

The results of many of the facilities in which the Ambulatory segment has an investment are not consolidated by Tenet. To help analyze the segment’s results of operations, management uses system-wide measures, which include revenues and cases of both consolidated and unconsolidated facilities. On a same-facility system-wide basis, revenue in the Ambulatory segment increased 6.9 percent, with cases increasing 4.6 percent and revenue per case increasing 2.2 percent. The number of surgical days was the same in both periods and did not impact the year-over-year growth rates this quarter.

Conifer Segment

During the fourth quarter of 2017, Conifer’s revenue decreased 2.0 percent to $394 million, down from $402 million in the fourth quarter of 2016. Revenue from third party customers was flat at $239 million. Conifer generated $79 million of Adjusted EBITDA in the fourth quarter of 2017, up 9.7 percent from $72 million in the fourth quarter of 2016.

Net Income and Earnings Per Share

Tenet reported a net loss from continuing operations attributable to Tenet shareholders of $230 million, or a loss of $2.28 per diluted share, in the fourth quarter of 2017 compared to a net loss of $79 million, or a loss of $0.79 per diluted share, in the fourth quarter of 2016.

As shown on Table #2, the net loss from continuing operations attributable to Tenet shareholders of approximately $230 million included: (i) a $252 million non-cash partial write-down of the Company’s deferred tax assets due to the reduction in the corporate federal income tax rate from 35 percent to 21 percent; (ii) a $138 million pre-tax impairment and restructuring charge consisting of $73 million from the write-down of assets held for sale in the Chicago-area to their estimated fair value, $42 million of restructuring charges primarily related to employee severance associated with the Company’s cost reduction initiatives, and $23 million of other impairment and restructuring charges; and, (iii) $9 million of other items.  These items collectively lowered pre-tax income by approximately $147 million and lowered after-tax income by approximately $350 million. In addition, there was a noncontrolling interest impact of $23 million substantially due to a non-cash reduction in the deferred tax liabilities of the Company’s Ambulatory segment. Collectively, these items lowered diluted earnings per share by approximately $3.68.

After adjusting for the items listed on Table #2, Tenet recorded Adjusted net income from continuing operations attributable to Tenet shareholders of $143 million, or $1.40 per diluted share, during the fourth quarter of 2017, as compared to Adjusted net income from continuing operations attributable to Tenet shareholders of $23 million, or $0.23 per diluted share, in the fourth quarter of 2016.

A reconciliation of GAAP net income (loss) attributable to Tenet shareholders to Adjusted net income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations attributable to Tenet shareholders is contained in Table #2 at the end of this release.

Cash Flow and Liquidity

Cash and cash equivalents were $611 million at December 31, 2017 compared to $429 million at September 30, 2017. The Company had no outstanding borrowings on its $1 billion credit line as of December 31, 2017. Accounts receivable days outstanding from continuing operations were 55.2 at December 31, 2017 compared to 55.6 at September 30, 2017 and 56.5 at December 31, 2016. The calculation of accounts receivable days outstanding from continuing operations: (i) includes the accounts receivable of the Company’s two hospitals in Philadelphia, the Company’s four hospitals in the Chicago-area, Des Peres Hospital in St. Louis, and the Aspen facilities in the United Kingdom, which have been classified in assets held for sale on the Condensed Consolidated Balance Sheet at December 31, 2017; (ii) excludes revenue from our former hospitals and related assets in Houston, which were divested on August 1, 2017, from the 2016 and 2017 periods; (iii) excludes health plan revenues from the 2016 and 2017 periods; and (iv) excludes California Provider Fee revenues from both 2016 and 2017.

Net cash provided by operating activities in 2017 was $1.200 billion, representing a $642 million increase compared to $558 million in 2016. After subtracting $707 million and $875 million of capital expenditures in 2017 and 2016, respectively, Free Cash Flow was $493 million in 2017, an $810 million improvement compared to an outflow of $317 million in 2016. Adjusted Free Cash Flow was $623 million in 2017, representing a $243 million increase from $380 million in 2016.

Net cash provided by investing activities was $21 million in 2017 compared to $430 million of net cash used in investing activities in 2016. The 2017 period included $827 million of proceeds from the sales of facilities and other assets, primarily from the sale of the Company’s Houston-area hospitals effective August 1, 2017 for net pre-tax proceeds of approximately $750 million; the 2016 period included $573 million of proceeds from the sale of the Company’s hospitals and related outpatient facilities in Georgia.

Net cash used in financing activities was $1.326 billion in 2017 compared to $232 million of net cash provided by financing activities in 2016. The 2017 period included: (i) $729 million related to purchases of noncontrolling interests, primarily the Company’s purchase of an additional 23.7 percent of USPI, which increased Tenet’s ownership interest in the USPI joint venture to 80.0 percent; (ii) the refinancing activities that were completed in the second and third quarters of 2017; and (iii) the redemption of $250 million aggregate principal amount of Tenet’s 8.0 percent senior unsecured notes due 2020 on September 11, 2017.

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

Outlook

The Company’s revised Outlook for 2018 includes:

●	Revenue of $17.9 billion to $18.3 billion,

●	Net income from continuing operations attributable to Tenet common shareholders of $95 million to $105 million,

●	Adjusted EBITDA of $2.500 billion to $2.600 billion,

●	Net cash provided by operating activities of $1.245 billion to $1.450 billion,

●	Adjusted Free Cash Flow of $675 million to $875 million,

●	Diluted earnings per share from continuing operations attributable to Tenet shareholders ranging from $0.92 to $1.02, and

●	Adjusted diluted earnings per share from continuing operations attributable to Tenet shareholders of $0.73 to $1.07.
The Company raised the midpoint of its previous 2018 Adjusted EBITDA Outlook range $25 million to reflect: (i) higher expectations for Conifer; (ii) additional Medicaid DSH reimbursement since Medicaid DSH reimbursement cuts have been delayed in both federal fiscal years 2018 and 2019; (iii) greater than previously expected revenue from the California Provider Fee program in 2018; and (iv) a net reduction in estimated EBITDA from to-be-divested facilities in 2018.

The Outlook for 2018 assumes equity in earnings of unconsolidated affiliates of $160 million to $170 million, net income attributable to noncontrolling interests of $415 million to $435 million and an average diluted share count of 103 million.

The Company’s Outlook for the first quarter of 2018 includes:

●	Revenue of $4.45 billion to $4.65 billion,

●	Net income from continuing operations attributable to Tenet shareholders of $50 million to $70 million,

●	Adjusted EBITDA of $580 million to $630 million,

●	Earnings per diluted share from continuing operations attributable to Tenet shareholders of $0.49 to $0.69, and

●	Adjusted earnings per diluted share from continuing operations attributable to Tenet shareholders ranging from a loss of $0.10 to earnings of $0.05.

The Outlook for the first quarter assumes equity in earnings of unconsolidated affiliates of approximately $30 million to $35 million, net income attributable to noncontrolling interests of $90 million to $100 million, and an average diluted share count of 102 million.

Additional details on Tenet’s Outlook for both the first quarter and calendar year 2018 are available in Tables #4 and #5 at the end of this press release and in an accompanying slide presentation that is accessible through the Company’s website at www.tenethealth.com/investors.

Management’s Webcast Discussion of Fourth Quarter Results

Tenet management will discuss the Company’s fourth quarter 2017 results on a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 27, 2018. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors. A set of slides, which will be referred to on the conference call, is available on the Quarterly Results section of the Company’s website.

Additional information regarding Tenet’s quarterly results of operations is contained in its Form 10‑K report for the twelve months ended December 31, 2017, which will be filed with the Securities and Exchange Commission and posted on the Company’s website before the webcast.

This press release includes certain non-GAAP measures, such as Adjusted EBITDA, Adjusted net income (loss) from continuing operations attributable to Tenet shareholders, Adjusted diluted earnings (loss) per share from continuing operations attributable to Tenet shareholders, Free Cash Flow and Adjusted Free Cash Flow. Reconciliations of these measures to the most comparable GAAP measure are contained in the tables at the end of this release.

Tenet Healthcare Corporation is a diversified healthcare services company with 120,000 employees united around a common mission: to help people live happier, healthier lives.  Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the

Company operates general acute care and specialty hospitals, ambulatory surgery centers, urgent care centers and other outpatient facilities in the United States and the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms "THC", "Tenet Healthcare Corporation", "the Company", "we", "us" or "our" refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

###

Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Corporate Communications Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2017, and subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission.

Tenet uses its Company website to provide important information to investors about the Company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended December 31,
	2017	%	2016	%	Change
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$5,303		$5,214		1.7%
Less: Provision for doubtful accounts	325		354		(8.2)%
Net operating revenues	4,978	100.0%	4,860	100.0%	2.4%
Equity in earnings of unconsolidated affiliates	49	1.0%	46	0.9%	6.5%
Operating expenses:
Salaries, wages and benefits	2,284	45.9%	2,316	47.7%	(1.4)%
Supplies	800	16.0%	773	15.9%	3.5%
Other operating expenses, net	1,104	22.2%	1,205	24.7%	(8.4)%
Electronic health record incentives	(1)	—%	(9)	(0.2)%	(88.9)%
Depreciation and amortization	208	4.2%	218	4.5%
Impairment and restructuring charges, and acquisition-related costs	138	2.8%	121	2.5%
Litigation and investigation costs	11	0.2%	2	—%
Gains on sales, consolidation and deconsolidation of facilities	(2)	—%	0	—%
Operating income	485	9.7%	280	5.8%
Interest expense	(253)		(249)
Other non-operating expense, net	(8)		(2)
Loss from early extinguishment of debt	—		—
Income from continuing operations, before income taxes	224		29
Income tax expense	(324)		(6)
Income (loss) from continuing operations, before discontinued operations	(100)		23
Discontinued operations:
Income (loss) from operations	1		(1)
Income tax benefit	—		1
Income (loss) from discontinued operations	1		—
Net income (loss)	(99)		23
Less: Net income attributable to noncontrolling interests	130		102
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(229)		$(79)
Amounts attributable to Tenet Healthcare Corporation common shareholders
Loss from continuing operations, net of tax	$(230)		$(79)
Income (loss) from discontinued operations, net of tax	1		—
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(229)		$(79)
Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(2.28)		$(0.79)
Discontinued operations	0.01		0.00
	$(2.27)		$(0.79)
Diluted
Continuing operations	$(2.28)		$(0.79)
Discontinued operations	0.01		0.00
	$(2.27)		$(0.79)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100,945		99,651
Diluted*	100,945		99,651

*Had we generated income from continuing operations in the three months ended December 31, 2017 and 2016 the effect of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase of 908 thousand and 1,277 thousand shares, respectively.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Years Ended December 31,
	2017	%	2016	%	Change
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$20,613		$21,070		(2.2)%
Less: Provision for doubtful accounts	1,434		1,449		(1.0)%
Net operating revenues	19,179	100.0%	19,621	100.0%	(2.3)%
Equity in earnings of unconsolidated affiliates	144	0.8%	131	0.7%	9.9%
Operating expenses:
Salaries, wages and benefits	9,274	48.4%	9,328	47.5%	(0.6)%
Supplies	3,085	16.1%	3,124	15.9%	(1.2)%
Other operating expenses, net	4,570	23.8%	4,891	25.0%	(6.6)%
Electronic health record incentives	(9)	0.0%	(32)	(0.2)%	(71.9)%
Depreciation and amortization	870	4.5%	850	4.3%
Impairment and restructuring charges, and acquisition related costs	541	2.8%	202	1.1%
Litigation and investigation costs	23	0.1%	293	1.5%
Gains on sales, consolidation and deconsolidation of facilities	(144)	(0.7)%	(151)	(0.8)%
Operating income	1,113	5.8%	1,247	6.4%
Interest expense	(1,028)		(979)
Other non-operating expense, net	(22)		(20)
Loss from early extinguishment of debt	(164)		—
Income (loss) from continuing operations, before income taxes	(101)		248
Income tax expense	(219)		(67)
Income (loss) from continuing operations, before discontinued operations	(320)		181
Discontinued operations:
Loss from operations	—		(6)
Income tax benefit	—		1
Loss from discontinued operations	—		(5)
Net income (loss)	(320)		176
Less: Net income attributable to noncontrolling interests	384		368
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(704)		$(192)
Amounts attributable to Tenet Healthcare Corporation common shareholders
Loss from continuing operations, net of tax	$(704)		$(187)
Loss from discontinued operations, net of tax	—		(5)
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(704)		$(192)
Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(7.00)		$(1.88)
Discontinued operations	—		(0.05)
	$(7.00)		$(1.93)
Diluted
Continuing operations	$(7.00)		$(1.88)
Discontinued operations	—		(0.05)
	$(7.00)		$(1.93)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100,592		99,321
Diluted*	100,592		99,321

*Had we generated income from continuing operations in the twelve months ended December 31, 2017 and 2016, the effect of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase of 788 thousand and 1,421 thousand shares, respectively.

TENET HEALTHCARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(Dollars in millions)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$611	$716
Accounts receivable, less allowance for doubtful accounts	2,616	2,897
Inventories of supplies, at cost	289	326
Income tax receivable	5	4
Assets held for sale	1,017	29
Other current assets	1,035	1,285
Total current assets	5,573	5,257
Investments and other assets	1,543	1,250
Deferred income taxes	455	871
Property and equipment, at cost, less accumulated depreciation and amortization	7,030	8,053
Goodwill	7,018	7,425
Other intangible assets, at cost, less accumulated amortization	1,766	1,845
Total assets	$23,385	$24,701

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$146	$191
Accounts payable	1,175	1,329
Accrued compensation and benefits	848	872
Professional and general liability reserves	200	181
Accrued interest payable	256	210
Liabilities held for sale	480	9
Other current liabilities	1,227	1,242
Total current liabilities	4,332	4,034
Long-term debt, net of current portion	14,791	15,064
Professional and general liability reserves	654	613
Defined benefit plan obligations	536	626
Deferred income taxes	36	279
Other long-term liabilities	631	610
Total liabilities	20,980	21,226
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	1,866	2,393
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,859	4,827
Accumulated other comprehensive loss	(204)	(258)
Accumulated deficit	(2,390)	(1,742)
Common stock in treasury, at cost	(2,419)	(2,417)
Total shareholders’ equity (deficit)	(147)	417
Noncontrolling interests	686	665
Total equity	539	1,082
Total liabilities and equity	$23,385	$24,701

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Years Ended
(Dollars in millions)	December 31,
	2017	2016
Net income (loss)	$(320)	$176
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	870	850
Provision for doubtful accounts	1,434	1,449
Deferred income tax expense	200	41
Stock-based compensation expense	59	68
Impairment and restructuring charges, and acquisition-related costs	541	202
Litigation and investigation costs	23	293
Gains on sales, consolidation and deconsolidation of facilities	(144)	(151)
Loss from early extinguishment of debt	164	—
Equity in earnings of unconsolidated affiliates, net of distributions received	(18)	(13)
Amortization of debt discount and debt issuance costs	44	41
Pre-tax loss from discontinued operations	—	6
Other items, net	(18)	(1)
Changes in cash from operating assets and liabilities:
Accounts receivable	(1,448)	(1,604)
Inventories and other current assets	(35)	(83)
Income taxes	(38)	(8)
Accounts payable, accrued expenses and other current liabilities	(10)	(51)
Other long-term liabilities	26	40
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(125)	(691)
Net cash used in operating activities from discontinued operations, excluding income taxes	(5)	(6)
Net cash provided by operating activities	1,200	558
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(707)	(875)
Purchases of businesses or joint venture interests, net of cash acquired	(50)	(117)
Proceeds from sales of facilities and other assets	827	573
Proceeds from sales of marketable securities, long-term investments and other assets	36	62
Purchases of equity investments	(68)	(39)
Other long-term assets	(10)	(31)
Other items, net	(7)	(3)
Net cash provided by (used in) investing activities	21	(430)
Cash flows from financing activities:
Repayments of borrowings under credit facility	(970)	(1,895)
Proceeds from borrowings under credit facility	970	1,895
Repayments of other borrowings	(4,139)	(154)
Proceeds from other borrowings	3,795	760
Debt issuance costs	(62)	(12)
Distributions paid to noncontrolling interests	(258)	(218)
Proceeds from sale of noncontrolling interests	31	22
Purchases of noncontrolling interests	(729)	(186)
Proceeds from exercise of stock options and employee stock purchase plan	7	4
Other items, net	29	16
Net cash provided by (used in) financing activities	(1,326)	232
Net increase (decrease) in cash and cash equivalents	(105)	360
Cash and cash equivalents at beginning of period	716	356
Cash and cash equivalents at end of period	$611	$716
Supplemental disclosures:
Interest paid, net of capitalized interest	$(939)	$(932)
Income tax payments, net	$(56)	$(33)

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)	Three Months Ended December 31,				Years Ended December 31,
	2017	2016	Change		2017	2016	Change

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	72	75	(3)	*	72	75	(3)	*
Total admissions	186,185	192,104	(3.1)%		758,875	792,143	(4.2)%
Adjusted patient admissions	332,642	338,929	(1.9)%		1,354,266	1,389,768	(2.6)%
Paying admissions (excludes charity and uninsured)	176,158	181,617	(3.0)%		717,498	749,634	(4.3)%
Charity and uninsured admissions	10,027	10,487	(4.4)%		41,377	42,509	(2.7)%
Admissions through emergency department	123,887	120,549	2.8%		492,660	499,335	(1.3)%
Paying admissions as a percentage of total admissions	94.6%	94.5%	0.1%	*	94.5%	94.6%	(0.1)%	*
Charity and uninsured admissions as a percentage of total admissions	5.4%	5.5%	(0.1)%	*	5.5%	5.4%	0.1%	*
Emergency department admissions as a percentage of total admissions	66.5%	62.8%	3.7%	*	64.9%	63.0%	1.9%	*
Surgeries — inpatient	50,292	53,071	(5.2)%		205,114	217,906	(5.9)%
Surgeries — outpatient	68,604	73,678	(6.9)%		276,895	298,974	(7.4)%
Total surgeries	118,896	126,749	(6.2)%		482,009	516,880	(6.7)%
Patient days — total	857,728	888,185	(3.4)%		3,509,056	3,690,335	(4.9)%
Adjusted patient days	1,505,130	1,543,490	(2.5)%		6,163,961	6,395,025	(3.6)%
Average length of stay (days)	4.61	4.62	(0.2)%		4.62	4.66	(0.9)%
Licensed beds (at end of period)	19,141	20,354	(6.0)%		19,141	20,354	(6.0)%
Average licensed beds	19,320	20,326	(4.9)%		19,995	20,651	(3.2)%
Utilization of licensed beds	48.3%	47.5%	0.8%	*	48.1%	48.8%	(0.7)%	*
Outpatient Visits
Total visits	1,901,864	1,950,549	(2.5)%		7,791,125	8,144,473	(4.3)%
Paying visits (excludes charity and uninsured)	1,777,790	1,834,844	(3.1)%		7,277,514	7,577,799	(4.0)%
Charity and uninsured visits	124,074	115,705	7.2%		513,611	566,674	(9.4)%
Emergency department visits	711,268	701,100	1.5%		2,854,200	2,914,421	(2.1)%
Paying visits as a percentage of total visits	93.5%	94.1%	(0.6)%	*	93.4%	93.0%	0.4%	*
Charity and uninsured visits as a percentage of total visits	6.5%	5.9%	0.6%	*	6.6%	7.0%	(0.4)%	*
Total emergency department admissions and visits	835,155	821,649	1.6%		3,346,860	3,413,756	(2.0)%
Revenues
Net inpatient revenues	$2,721	$2,606	4.4%		$10,319	$10,619	(2.8)%
Net outpatient revenues	$1,450	$1,457	(0.5)%		$5,869	$5,848	0.4%
Total patient revenues	$4,171	$4,063	2.7%		$16,188	$16,467	(1.7)%
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$14,614	$13,566	7.7%		$13,598	$13,405	1.4%
Net inpatient revenue per patient day	$3,172	$2,934	8.1%		$2,941	$2,878	2.2%
Net outpatient revenue per visit	$762	$747	2.0%		$753	$718	4.9%
Net patient revenue per adjusted patient admission	$12,539	$11,988	4.6%		$11,953	$11,849	0.9%
Net patient revenue per adjusted patient day	$2,771	$2,632	5.3%		$2,626	$2,575	2.0%
Total selected operating expenses (salaries, wages and benefits, supplies and other operating expenses) per adjusted patient admission(2)	$10,492	$10,264	2.2%		$10,384	$10,176	2.0%
Net Patient Revenues from:
Medicare	18.9%	20.4%	(1.5)%	*	20.0%	20.5%	(0.5)%	*
Medicaid	11.9%	8.2%	3.7%	*	8.1%	8.2%	(0.1)%	*
Managed care	59.6%	61.4%	(1.8)%	*	61.7%	61.5%	0.2%	*
Indemnity, self-pay and other	9.6%	10.0%	(0.4)%	*	10.2%	9.8%	0.4%	*

(1) Represents the consolidated results of Tenet’s acute care hospitals and related outpatient facilities included in the Hospital Operations and other segment.
(2) Excludes operating expenses from Tenet's health plans.
* This change is the difference between the 2017 and 2016 amounts shown.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)	Three Months Ended December 31,				Years Ended December 31,
	2017	2016	Change		2017	2016	Change

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	72	72	—	*	72	72	—	*
Total admissions	184,877	184,561	0.2%		738,528	753,673	(2.0)%
Adjusted patient admissions	324,495	320,445	1.3%		1,294,913	1,310,962	(1.2)%
Paying admissions (excludes charity and uninsured)	175,025	175,026	—%		699,613	715,198	(2.2)%
Charity and uninsured admissions	9,852	9,535	3.3%		38,915	38,475	1.1%
Admissions through emergency department	123,102	116,374	5.8%		480,180	476,068	0.9%
Paying admissions as a percentage of total admissions	94.7%	94.8%	(0.1)%	*	94.7%	94.9%	(0.2)%	*
Charity and uninsured admissions as a percentage of total admissions	5.3%	5.2%	0.1%	*	5.3%	5.1%	0.2%	*
Emergency department admissions as a percentage of total admissions	66.6%	63.1%	3.5%	*	65.0%	63.2%	1.8%	*
Surgeries — inpatient	50,070	50,971	(1.8)%		199,871	207,609	(3.7)%
Surgeries — outpatient	68,432	71,129	(3.8)%		271,228	286,761	(5.4)%
Total surgeries	118,502	122,100	(2.9)%		471,099	494,370	(4.7)%
Patient days — total	853,217	857,118	(0.5)%		3,423,934	3,515,087	(2.6)%
Adjusted patient days	1,485,209	1,481,787	0.2%		5,964,002	6,080,456	(1.9)%
Average length of stay (days)	4.62	4.64	(0.4)%		4.64	4.66	(0.4)%
Licensed beds (at end of period)	19,035	19,306	(1.4)%		19,035	19,306	(1.4)%
Average licensed beds	19,214	19,278	(0.3)%		19,277	19,315	(0.2)%
Utilization of licensed beds	48.3%	48.3%	—%	*	48.7%	49.9%	(1.2)%	*
Outpatient Visits
Total visits	1,865,781	1,869,272	(0.2)%		7,495,754	7,697,302	(2.6)%
Paying visits (excludes charity and uninsured)	1,747,285	1,757,013	(0.6)%		7,028,688	7,200,453	(2.4)%
Charity and uninsured visits	118,496	112,259	5.6%		467,066	496,849	(6.0)%
Emergency department visits	676,705	650,573	4.0%		2,664,448	2,689,519	(0.9)%
Paying visits as a percentage of total visits	93.6%	94.0%	(0.4)%	*	93.8%	93.5%	0.3%	*
Charity and uninsured visits as a percentage of total visits	6.4%	6.0%	0.4%	*	6.2%	6.5%	(0.3)%	*
Total emergency department admissions and visits	799,807	766,947	4.3%		3,144,628	3,165,587	(0.7)%
Revenues
Net inpatient revenues	$2,695	$2,518	7.0%		$10,037	$10,089	(0.5)%
Net outpatient revenues	$1,431	$1,371	4.4%		$5,626	$5,452	3.2%
Total patient revenues	$4,126	$3,889	6.1%		$15,663	$15,541	0.8%
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$14,577	$13,643	6.8%		$13,591	$13,386	1.5%
Net inpatient revenue per patient day	$3,159	$2,938	7.5%		$2,931	$2,870	2.1%
Net outpatient revenue per visit	$767	$733	4.6%		$751	$708	6.1%
Net patient revenue per adjusted patient admission	$12,715	$12,136	4.8%		$12,096	$11,855	2.0%
Net patient revenue per adjusted patient day	$2,778	$2,625	5.8%		$2,626	$2,556	2.7%
Net Patient Revenues from:
Medicare	18.9%	20.8%	(1.9)%	*	20.3%	21.0%	(0.7)%	*
Medicaid	12.1%	8.2%	3.9%	*	8.1%	8.2%	(0.1)%	*
Managed care	59.3%	61.2%	(1.9)%	*	61.6%	61.6%	—%	*
Indemnity, self-pay and other	9.7%	9.8%	(0.1)%	*	10.0%	9.2%	0.8%	*

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 72 hospitals operated throughout the twelve months ended December 31, 2017 and 2016, and associated outpatient facilities but excludes the results of hospitals that Tenet began operating, as well as hospitals Tenet divested, since January 1, 2016.
* This change is the difference between the 2017 and 2016 amounts shown.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	12/31/2017
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$5,196	$5,173	$4,941	$5,303	$20,613
Less: Provision for doubtful accounts	383	371	355	325	1,434
Net operating revenues	4,813	4,802	4,586	4,978	19,179
Equity in earnings of unconsolidated affiliates	29	28	38	49	144
Operating expenses:
Salaries, wages and benefits	2,380	2,346	2,264	2,284	9,274
Supplies	765	780	740	800	3,085
Other operating expenses, net	1,187	1,159	1,120	1,104	4,570
Electronic health record incentives	(1)	(6)	(1)	(1)	(9)
Depreciation and amortization	221	222	219	208	870
Impairment and restructuring charges, and acquisition-related costs	33	41	329	138	541
Litigation and investigation costs	5	1	6	11	23
Gains on sales, consolidation and deconsolidation of facilities	(15)	(23)	(104)	(2)	(144)
Operating income	267	310	51	485	1,113
Interest expense	(258)	(260)	(257)	(253)	(1,028)
Other non-operating expense, net	(5)	(5)	(4)	(8)	(22)
Loss from early extinguishment of debt	—	(26)	(138)	—	(164)
Income (loss) from continuing operations, before income taxes	4	19	(348)	224	(101)
Income tax benefit (expense)	33	12	60	(324)	(219)
Income (loss) from continuing operations, before discontinued operations	37	31	(288)	(100)	(320)
Discontinued operations:
Income (loss) from operations	(2)	2	(1)	1	—
Income tax benefit (expense)	1	(1)	—	—	—
Income (loss) from discontinued operations	(1)	1	(1)	1	—
Net income (loss)	36	32	(289)	(99)	(320)
Less: Net income attributable to noncontrolling interests	89	87	78	130	384
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(53)	$(55)	$(367)	$(229)	$(704)
Amounts attributable to Tenet Healthcare Corporation common shareholders
Loss from continuing operations, net of tax	$(52)	$(56)	$(366)	$(230)	$(704)
Income (loss) from discontinued operations, net of tax	(1)	1	(1)	1	—
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(53)	$(55)	$(367)	$(229)	$(704)
Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(0.52)	$(0.56)	$(3.63)	$(2.28)	$(7.00)
Discontinued operations	(0.01)	0.01	(0.01)	0.01	—
	$(0.53)	$(0.55)	$(3.64)	$(2.27)	$(7.00)
Diluted
Continuing operations	$(0.52)	$(0.56)	$(3.63)	$(2.28)	$(7.00)
Discontinued operations	(0.01)	0.01	(0.01)	0.01	—
	$(0.53)	$(0.55)	$(3.64)	$(2.27)	$(7.00)
Weighted average shares and dilutive securities outstanding in thousands):
Basic	100,000	100,612	100,812	100,945	100,592
Diluted	100,000	100,612	100,812	100,945	100,592

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	12/31/2017

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	76	76	73	72	72
Total admissions	196,907	190,394	185,389	186,185	758,875
Adjusted patient admissions	347,150	342,439	332,035	332,642	1,354,266
Paying admissions (excludes charity and uninsured)	186,648	179,889	174,803	176,158	717,498
Charity and uninsured admissions	10,259	10,505	10,586	10,027	41,377
Admissions through emergency department	126,473	121,807	120,493	123,887	492,660
Paying admissions as a percentage of total admissions	94.8%	94.5%	94.3%	94.6%	94.5%
Charity and uninsured admissions as a percentage of total admissions	5.2%	5.5%	5.7%	5.4%	5.5%
Emergency department admissions as a percentage of total admissions	64.2%	64.0%	65.0%	66.5%	64.9%
Surgeries — inpatient	51,800	52,083	50,939	50,292	205,114
Surgeries — outpatient	69,604	71,366	67,321	68,604	276,895
Total surgeries	121,404	123,449	118,260	118,896	482,009
Patient days — total	923,339	874,930	853,059	857,728	3,509,056
Adjusted patient days	1,603,698	1,552,302	1,502,831	1,505,130	6,163,961
Average length of stay (days)	4.69	4.60	4.60	4.61	4.62
Licensed beds (at end of period)	20,439	20,435	19,433	19,141	19,141
Average licensed beds	20,440	20,435	19,783	19,320	19,995
Utilization of licensed beds	50.2%	47.0%	46.9%	48.3%	48.1%
Outpatient Visits
Total visits	2,039,942	1,981,848	1,867,471	1,901,864	7,791,125
Paying visits (excludes charity and uninsured)	1,908,212	1,849,697	1,741,815	1,777,790	7,277,514
Charity and uninsured visits	131,730	132,151	125,656	124,074	513,611
Emergency department visits	733,051	724,785	685,096	711,268	2,854,200
Paying visits as a percentage of total visits	93.5%	93.3%	93.3%	93.5%	93.4%
Charity and uninsured visits as a percentage of total visits	6.5%	6.7%	6.7%	6.5%	6.6%
Total emergency department admissions and visits	859,524	846,592	805,589	835,155	3,346,860
Revenues
Net inpatient revenues	$2,609	$2,555	$2,434	$2,721	$10,319
Net outpatient revenues	$1,482	$1,511	$1,426	$1,450	$5,869
Total patient revenues	$4,091	$4,066	$3,860	$4,171	$16,188
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,250	$13,420	$13,129	$14,614	$13,598
Net inpatient revenue per patient day	$2,826	$2,920	$2,853	$3,172	$2,941
Net outpatient revenue per visit	$726	$762	$764	$762	$753
Net patient revenue per adjusted patient admission	$11,785	$11,874	$11,625	$12,539	$11,953
Net patient revenue per adjusted patient day	$2,551	$2,619	$2,568	$2,771	$2,626
Total selected operating expenses (salaries, wages and benefits, supplies and other operating expenses) per adjusted patient admission(2)	$10,290	$10,394	$10,367	$10,492	$10,384
Net Patient Revenues from:
Medicare	21.0%	20.1%	20.0%	18.9%	20.0%
Medicaid	6.7%	6.9%	6.5%	11.9%	8.1%
Managed care	62.3%	62.5%	62.5%	59.6%	61.7%
Indemnity, self-pay and other	10.0%	10.5%	11.0%	9.6%	10.2%

(1)	Represents the consolidated results of Tenet’s acute care hospitals and related outpatient facilities included in the Hospital Operations and other segment.

(2)	Excludes operating expenses from Tenet's health plans.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	12/31/2017

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	72	72	72	72	72
Total admissions	189,071	182,610	181,970	184,877	738,528
Adjusted patient admissions	326,533	323,064	320,821	324,495	1,294,913
Paying admissions (excludes charity and uninsured)	179,763	173,034	171,791	175,025	699,613
Charity and uninsured admissions	9,308	9,576	10,179	9,852	38,915
Admissions through emergency department	121,749	116,968	118,361	123,102	480,180
Paying admissions as a percentage of total admissions	95.1%	94.8%	94.4%	94.7%	94.7%
Charity and uninsured admissions as a percentage of total admissions	4.9%	5.2%	5.6%	5.3%	5.3%
Emergency department admissions as a percentage of total admissions	64.4%	64.1%	65.0%	66.6%	65.0%
Surgeries — inpatient	49,735	49,992	50,074	50,070	199,871
Surgeries — outpatient	67,375	68,939	66,482	68,432	271,228
Total surgeries	117,110	118,931	116,556	118,502	471,099
Patient days — total	889,667	842,835	838,215	853,217	3,423,934
Adjusted patient days	1,527,316	1,485,211	1,466,266	1,485,209	5,964,002
Average length of stay (days)	4.71	4.62	4.61	4.62	4.64
Licensed beds (at end of period)	19,285	19,281	19,327	19,035	19,035
Average licensed beds	19,286	19,281	19,328	19,214	19,277
Utilization of licensed beds	51.3%	48.0%	47.1%	48.3%	48.7%
Outpatient Visits
Total visits	1,937,168	1,879,210	1,813,595	1,865,781	7,495,754
Paying visits (excludes charity and uninsured)	1,821,837	1,763,098	1,696,468	1,747,285	7,028,688
Charity and uninsured visits	115,331	116,112	117,127	118,496	467,066
Emergency department visits	674,547	666,865	646,331	676,705	2,664,448
Paying visits as a percentage of total visits	94.0%	93.8%	93.5%	93.6%	93.8%
Charity and uninsured visits as a percentage of total visits	6.0%	6.2%	6.5%	6.4%	6.2%
Total emergency department admissions and visits	796,296	783,833	764,692	799,807	3,144,628
Revenues
Net inpatient revenues	$2,505	$2,446	$2,391	$2,695	$10,037
Net outpatient revenues	$1,390	$1,419	$1,386	$1,431	$5,626
Total patient revenues	$3,895	$3,865	$3,777	$4,126	$15,663
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,249	$13,395	$13,140	$14,577	$13,591
Net inpatient revenue per patient day	$2,816	$2,902	$2,852	$3,159	$2,931
Net outpatient revenue per visit	$718	$755	$764	$767	$751
Net patient revenue per adjusted patient admission	$11,928	$11,964	$11,773	$12,715	$12,096
Net patient revenue per adjusted patient day	$2,550	$2,602	$2,576	$2,778	$2,626
Net Patient Revenues from:
Medicare	21.6%	20.6%	20.1%	18.9%	20.3%
Medicaid	6.8%	6.8%	6.6%	12.1%	8.1%
Managed care	62.2%	62.6%	62.3%	59.3%	61.6%
Indemnity, self-pay and other	9.4%	10.0%	11.0%	9.7%	10.0%

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 72 hospitals operated throughout the twelve months ended December 31, 2017 and 2016, and associated outpatient facilities but excludes the results of hospitals that Tenet began operating, as well as hospitals Tenet divested, since January 1, 2016.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016	12/31/2016

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	72	72	72	72	72
Total admissions	195,679	186,668	186,765	184,561	753,673
Adjusted patient admissions	335,006	327,551	327,960	320,445	1,310,962
Paying admissions (excludes charity and uninsured)	186,706	177,090	176,376	175,026	715,198
Charity and uninsured admissions	8,973	9,578	10,389	9,535	38,475
Admissions through emergency department	125,406	118,054	116,234	116,374	476,068
Paying admissions as a percentage of total admissions	95.4%	94.9%	94.4%	94.8%	94.9%
Charity and uninsured admissions as a percentage of total admissions	4.6%	5.1%	5.6%	5.2%	5.1%
Emergency department admissions as a percentage of total admissions	64.1%	63.2%	62.2%	63.1%	63.2%
Surgeries - inpatient	51,719	52,363	52,556	50,971	207,609
Surgeries - outpatient	72,054	73,372	70,206	71,129	286,761
Total surgeries	123,773	125,735	122,762	122,100	494,370
Patient days - total	929,061	865,808	863,100	857,118	3,515,087
Adjusted patient days	1,579,483	1,510,969	1,508,217	1,481,787	6,080,456
Average length of stay (days)	4.75	4.64	4.62	4.64	4.66
Licensed beds (at end of period)	19,332	19,332	19,292	19,306	19,306
Average licensed beds	19,327	19,332	19,319	19,278	19,315
Utilization of licensed beds	53.4%	49.2%	48.6%	48.3%	49.9%
Outpatient Visits
Total visits	1,969,133	1,945,124	1,913,773	1,869,272	7,697,302
Paying visits (excludes charity and uninsured)	1,841,053	1,819,407	1,782,980	1,757,013	7,200,453
Charity and uninsured visits	128,080	125,717	130,793	112,259	496,849
Emergency department visits	702,777	673,544	662,625	650,573	2,689,519
Paying visits as a percentage of total visits	93.5%	93.5%	93.2%	94.0%	93.5%
Charity and uninsured visits as a percentage of total visits	6.5%	6.5%	6.8%	6.0%	6.5%
Total emergency department admissions and visits	828,183	791,598	778,859	766,947	3,165,587
Revenues
Net inpatient revenues	$2,568	$2,470	$2,533	$2,518	$10,089
Net outpatient revenues	$1,370	$1,377	$1,334	$1,371	$5,452
Total patient revenues	$3,938	$3,847	$3,867	$3,889	$15,541
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,124	$13,232	$13,562	$13,643	$13,386
Net inpatient revenue per patient day	$2,764	$2,853	$2,935	$2,938	$2,870
Net outpatient revenue per visit	$696	$708	$697	$733	$708
Net patient revenue per adjusted patient admission	$11,755	$11,745	$11,791	$12,136	$11,855
Net patient revenue per adjusted patient day	$2,493	$2,546	$2,564	$2,625	$2,556
Net Patient Revenues from:
Medicare	20.4%	22.3%	20.5%	20.8%	21.0%
Medicaid	8.7%	7.6%	8.4%	8.2%	8.2%
Managed care	61.7%	59.5%	64.3%	61.2%	61.6%
Indemnity, self-pay and other	9.2%	10.6%	6.8%	9.8%	9.2%

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 72 hospitals operated throughout the twelve months ended December 31, 2017 and 2016, and associated outpatient facilities but excludes the results of hospitals that Tenet began operating, as well as hospitals Tenet divested, since January 1, 2016.

TENET HEALTHCARE CORPORATION
SEGMENT REPORTING
(Unaudited)

(Dollars in millions)			December 31,	December 31,
			2017	2016
Assets
Hospital Operations and other			$16,466	$17,871
Ambulatory Care			5,822	5,722
Conifer			1,097	1,108
Total			$23,385	$24,701

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Capital expenditures:
Hospital Operations and other	$184	$242	$625	$799
Ambulatory Care	23	9	60	51
Conifer	8	10	22	25
Total	$215	$261	$707	$875

Net operating revenues:
Hospital Operations and other total prior to inter-segment eliminations(1)	$4,194	$4,143	$16,260	$16,904
Ambulatory Care	545	478	1,940	1,797
Conifer
Tenet	155	163	618	651
Other clients	239	239	979	920
Total Conifer revenues	394	402	1,597	1,571
Inter-segment eliminations	(155)	(163)	(618)	(651)
Total	$4,978	$4,860	$19,179	$19,621

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$—	$3	$4	$9
Ambulatory Care	49	43	140	122
Total	$49	$46	$144	$131

Adjusted EBITDA:
Hospital Operations and other(2)	$538	$395	$1,462	$1,586
Ambulatory Care	223	183	699	615
Conifer	79	72	283	277
Total	$840	$650	$2,444	$2,478

Depreciation and amortization:
Hospital Operations and other	$176	$184	$736	$709
Ambulatory Care	18	22	84	91
Conifer	14	12	50	50
Total	$208	$218	$870	$850

(1)
Hospital Operations and other revenues includes health plan revenues of $10 million and $110 million for the three and twelve months ended December 31, 2017, respectively and $97 million and $482 million for the three and twelve months ended December 31, 2016, respectively.

(2)
Hospital Operations and other Adjusted EBITDA excludes health plan EBITDA of less than one million and $(41) million for the three and twelve months ended December 31, 2017, respectively and $(29) million and $(37) million for the three and twelve months ended December 31, 2016, respectively.

TENET HEALTHCARE CORPORATION
STATEMENT OF OPERATIONS – AMBULATORY CARE SEGMENT
(Unaudited)

(Dollars in millions)	Three Months Ended December 31,
	2017		2016

	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$556	$625	$487	$582
Less: Provision for doubtful accounts	(11)	(10)	(9)	(12)
Net operating revenues(1)	545	615	478	570
Equity in earnings of unconsolidated affiliates(2)	49	—	43	—
Operating expenses:
Salaries, wages and benefits	165	131	157	124
Supplies	113	157	99	145
Other operating expenses, net	93	104	83	101
Electronic health record incentives	—	—	(1)	—
Depreciation and amortization	18	16	22	17
Impairment and restructuring charges, and acquisition-related costs	4	—	17	—
(Gains) losses on sales, consolidation and deconsolidation of facilities	(2)	—	—	4
Operating income	203	207	144	179
Interest expense	(36)	(5)	(35)	(6)
Other non-operating income (expense), net	1	(1)	2	—
Income from continuing operations, before income taxes	168	201	111	173
Income tax benefit (expense)	73	(3)	(17)	(3)
Net income	241	$198	94	$170
Less: Net income attributable to noncontrolling interests(3)	111		81
Net income attributable to Tenet Healthcare Corporation common shareholders	$130		$13
Equity in earnings of unconsolidated affiliates		$49		$43

(1)
On a same-facility system-wide basis, net revenue in Tenet’s Ambulatory Care segment increased 6.9% during the three months ended December 31, 2017, with cases increasing 4.6% and revenue per case increasing 2.2%.

(2)
At December 31, 2017, 106 of the 333 facilities in the Company’s Ambulatory segment were not consolidated based on the nature of the segment’s joint venture relationships with physicians and prominent healthcare systems. Although revenues of the segment’s unconsolidated facilities are not recorded as revenues by the Company, equity in earnings of unconsolidated affiliates is nonetheless a significant portion of the Company’s overall earnings. To help analyze results of operations, management also uses system-wide operating measures such as system-wide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. We control our remaining 227 facilities and account for these investments as consolidated subsidiaries

(3)
During the three months ended December 31, 2017, the Company recorded $22 million of noncontrolling interests expense on a tax benefit of $109 million, as a result of the reduction in the corporate income tax rate from 35% to 21%.

TENET HEALTHCARE CORPORATION
STATEMENT OF OPERATIONS – AMBULATORY CARE SEGMENT
(Unaudited)

(Dollars in millions)	Years Ended December 31,
	2017		2016

	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$1,978	$2,117	$1,833	$2,073
Less: Provision for doubtful accounts	(38)	(41)	(36)	(53)
Net operating revenues(1)	1,940	2,076	1,797	2,020
Equity in earnings of unconsolidated affiliates(2)	140	—	122	—
Operating expenses:
Salaries, wages and benefits	623	483	594	477
Supplies	398	540	365	520
Other operating expenses, net	360	394	346	404
Electronic health record incentives	—	—	(1)	—
Depreciation and amortization	84	65	91	68
Impairment and restructuring charges, and acquisition-related costs	74	1	26	1
(Gains) losses on sales, consolidation and deconsolidation of facilities	(9)	—	(33)	7
Operating income	550	593	531	543
Interest expense	(145)	(22)	(140)	(24)
Other non-operating income (expense), net	6	(1)	2	6
Income from continuing operations, before income taxes	411	570	393	525
Income tax benefit (expense)	15	(9)	(54)	(8)
Net Income	426	$561	339	$517
Less: Net income attributable to noncontrolling interests(3)	304		285
Net income attributable to Tenet Healthcare Corporation common shareholders	$122		$54
Equity in earnings of unconsolidated affiliates		$140		$122

(1)
On a same-facility system-wide basis, net revenue in Tenet’s Ambulatory Care segment increased 4.6% during the twelve months ended December 31, 2017, with cases increasing 0.6% and revenue per case increasing 3.9%.

(2)
At December 31, 2017, 106 of the 333 facilities in the Company’s Ambulatory segment were not consolidated based on the nature of the segment’s joint venture relationships with physicians and prominent healthcare systems. Although revenues of the segment’s unconsolidated facilities are not recorded as revenues by the Company, equity in earnings of unconsolidated affiliates is nonetheless a significant portion of the Company’s overall earnings. To help analyze results of operations, management also uses system-wide operating measures such as system-wide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. We control our remaining 227 facilities and account for these investments as consolidated subsidiaries.

(3)
During the twelve months ended December 31, 2017, the Company recorded $22 million of noncontrolling interests expense on a tax benefit of $109 million, as a result of the reduction in the corporate income tax rate from 35% to 21%. During the twelve months ended December 31, 2016, the Company recorded $14 million of noncontrolling interests expense related to a $33 million gain on the consolidation of facilities (the gain is not included in Adjusted EBITDA) and an associated $7 million income tax benefit, net of $26 million of impairment and restructuring charges, and acquisition-related costs not included in Adjusted EBITDA.

Non-GAAP Financial Measures
Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, (2) net loss (income) attributable to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax benefit (expense), (5) other non-operating income (expense), net, (6) gain (loss) from early extinguishment of debt, (7) interest expense, (8) litigation and investigation (costs) benefit, net of insurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested operations and closed businesses (i.e., the Company’s health plan businesses). Litigation and investigation costs do not include ordinary course of business malpractice and other litigation and related expense.
Adjusted net income (loss) from continuing operations attributable to Tenet Healthcare Corporation common shareholders, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) impairment and restructuring charges, and acquisition-related costs, (2) litigation and investigation costs, (3) gains on sales, consolidation and deconsolidation of facilities, (4) gain (loss) from early extinguishment of debt, (5) income (loss) from divested operations and closed businesses, (6) the associated impact of these five items on taxes and noncontrolling interests, and (7) income (loss) from discontinued operations. Adjusted diluted earnings (loss) per share from continuing operations, a non-GAAP term, is defined by the Company as Adjusted net income (loss) from continuing operations attributable to Tenet Healthcare Corporation common shareholders divided by the weighted average primary or diluted shares outstanding in the reporting period.
Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment from continuing operations.
Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations. Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and (2) net cash provided by (used in) operating activities from discontinued operations.
The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which utilize similar non-GAAP measures in their presentations. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.
The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.
We use, and we believe investors and analysts use, Free Cash Flow and Adjusted Free Cash Flow as supplemental measures to analyze cash flows generated from our operations because we believe it is useful to investors in evaluating our ability to fund distributions paid to noncontrolling interests, acquisitions, purchasing equity interests in joint ventures or repaying debt.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in our financial statements, they do not provide a complete measure of our operating performance. For example, the Company’s definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.
A reconciliation of Adjusted EBITDA to net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, is set forth in Table #1 below for the three and twelve months ended December 31, 2017 and 2016. A reconciliation of Adjusted net income from continuing operations attributable to Tenet Healthcare Corporation common shareholders to net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, is set forth in Table #2 below for the three and twelve months ended December 31, 2017 and 2016. A reconciliation of Free Cash Flow and Adjusted Free Cash Flow to net cash provided by (used in) operating activities, the most comparable GAAP measure, is set forth in Table #3 below for the three and twelve months ended December 31, 2017 and 2016.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliation of Adjusted EBITDA to Net Loss
Attributable to Tenet Healthcare Corporation Common Shareholders
(Unaudited)

(Dollars in millions)	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(229)	$(79)	$(704)	$(192)
Less: Net income attributable to noncontrolling interests	(130)	(102)	(384)	(368)
Income (loss) from discontinued operations, net of tax	1	—	—	(5)
Income (loss) from continuing operations	(100)	23	(320)	181
Income tax expense	(324)	(6)	(219)	(67)
Loss from early extinguishment of debt	—	—	(164)	—
Other non-operating expense, net	(8)	(2)	(22)	(20)
Interest expense	(253)	(249)	(1,028)	(979)
Operating income	485	280	1,113	1,247
Litigation and investigation costs	(11)	(2)	(23)	(293)
Gains on sales, consolidation and deconsolidation of facilities	2	—	144	151
Impairment and restructuring charges, and acquisition-related costs	(138)	(121)	(541)	(202)
Depreciation and amortization	(208)	(218)	(870)	(850)
Loss from divested and closed businesses	—	(29)	(41)	(37)
Adjusted EBITDA	$840	$650	$2,444	$2,478

Net operating revenues	$4,978	$4,860	$19,179	$19,621
Less: Net operating revenues from health plans	10	97	110	482
Adjusted net operating revenues	$4,968	$4,763	$19,069	$19,139

Net loss attributable to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	(4.6)%	(1.6)%	(3.7)%	(1.0)%

Adjusted EBITDA as % of adjusted net operating revenues (Adjusted EBITDA margin)	16.9%	13.6%	12.8%	12.9%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Pre-Tax, After-Tax and Earnings (Loss) Per Share Impact of Certain Items
on Continuing Operations
(Unaudited)

	Three Months Ended		Years Ended
(Dollars in millions except per share amounts)	December 31,		December 31,
	2017	2016	2017	2016
Adjustments to calculate Adjusted Diluted EPS
Impairment and restructuring charges, and acquisition-related costs(1)	$(138)	$(121)	$(541)	$(202)
Litigation and investigation costs	(11)	(2)	(23)	(293)
Gain on sales, consolidation and deconsolidation of facilities(2)	2	—	144	151
Loss from early extinguishment of debt(3)	—	—	(164)	—
Loss from divested and closed businesses	—	(28)	(41)	(39)
Pre-tax impact	(147)	(151)	(625)	(383)
Tax impact of above items	49	44	114	81
Tax reform adjustment	(252)	—	(252)	—
Total after-tax impact	(350)	(107)	(763)	(302)
Noncontrolling interests impact(4)	(23)	5	(23)	(14)
Total loss from items above	$(373)	$(102)	$(786)	$(316)

Net loss attributable to common shareholders	$(229)	$(79)	$(704)	$(192)
Less income (loss) from discontinued operations, net of tax	1	—	—	(5)
Loss from continuing operations, net of tax	(230)	(79)	(704)	(187)
Loss from adjustments above	373	102	786	316
Adjusted net income from continuing operations attributable to common shareholders	$143	$23	$82	$129

Weighted average dilutive shares outstanding (in thousands)	101,853	100,928	101,380	100,742
Diluted loss per share from continuing operations	$(2.28)	$(0.79)	$(7.00)	$(1.88)
Adjusted diluted earnings per share from continuing operations	$1.40	$0.23	$0.81	$1.28

(1)
Impairment and restructuring charges, and acquisition-related costs of $541 million in the year ended December 31, 2017 were primarily related to the write-down of assets held for sale in Chicago, Philadelphia and the United Kingdom to their estimated fair value less the estimated costs to sell.

(2)
Gain on sales, consolidation and deconsolidation of facilities of $144 million in the year ended December 31, 2017 was primarily related to a gain on sale of the Company’s former hospitals, physician practices and related assets in Houston, Texas.

(3)	Loss from early extinguishment of debt of $164 million in the year ended December 31, 2017 was related to the Company’s refinancing transactions and debt redemptions.

(4)
During the three months ended December 31, 2017, the Company recorded $22 million of noncontrolling interests expense on a tax benefit of $109 million, as a result of the reduction in the corporate income tax rate from 35% to 21%.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #3 – Reconciliations of Free Cash Flow and Adjusted Free Cash Flow
(Unaudited)

	Three Months Ended		Years Ended
(Dollars in millions)	December 31,		December 31,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$491	$(293)	$1,200	$558
Purchases of property and equipment	(215)	(261)	(707)	(875)
Free cash flow	$276	$(554)	$493	$(317)

Net cash provided by (used in) investing activities	$(206)	$(280)	$21	$(430)
Net cash provided by (used in) financing activities	$(103)	$640	$(1,326)	$232

Net cash provided by (used in) operating activities	$491	$(293)	$1,200	$558
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(37)	(559)	(125)	(691)
Net cash used in operating activities from discontinued operations	(2)	(7)	(5)	(6)
Adjusted net cash provided by operating activities – continuing operations	530	273	1,330	1,255
Purchases of property and equipment – continuing operations	(215)	(261)	(707)	(875)
Adjusted free cash flow – continuing operations	$315	$12	$623	$380

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #4 – Reconciliation of Outlook Adjusted EBITDA to Outlook Net Income (Loss) Attributable to Tenet Healthcare Corporation Common Shareholders
(Unaudited)

(Dollars in millions, except per share amounts)	Q1 2018		2018
	Low	High	Low	High
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$45	$70	$90	$105
Less: Net income attributable to noncontrolling interests	(90)	(100)	(415)	(435)
Loss from discontinued operations, net of tax	(5)	—	(5)	—
Income from continuing operations	140	170	510	540
Income tax expense	(75)	(80)	(215)	(220)
Income from continuing operations, before income taxes	215	250	725	760
Interest expense	(250)	(260)	(1,000)	(1,010)
Loss on early extinguishment of debt	—	—	(5)	—
Other non-operating expense, net	(5)	(5)	(20)	(25)
Operating income	470	515	1,750	1,795
Gains on sales, consolidation and deconsolidation of facilities(1)	100	120	100	120
Impairment and restructuring charges, acquisition-related costs and litigation costs and settlements(1)	(15)	(25)	(50)	(100)
Depreciation and amortization	(195)	(205)	(790)	(810)
Loss from divested and closed businesses	—	(5)	(10)	(15)
Adjusted EBITDA	$580	$630	$2,500	$2,600
Income from continuing operations	$50	$70	$95	$105
Income from continuing operations as a % of operating revenues	1.1%	1.5%	0.5%	0.6%
Net operating revenues	$4,450	$4,650	$17,900	$18,300
Adjusted EBITDA as % of adjusted net operating revenues (Adjusted EBITDA margin)	13.0%	13.5%	14.0%	14.2%
Adjusted EBITDA	$580	$630	$2,500	$2,600
Depreciation and amortization	(195)	(205)	(790)	(810)
Interest expense	(250)	(260)	(1,000)	(1,010)
Other non-operating expense, net	(5)	(5)	(20)	(25)
Adjusted income from continuing operations before income taxes	130	160	690	755
Income tax benefit (expense)	(50)	(55)	(200)	(210)
Adjusted income from continuing operations	80	105	490	545
Net income attributable to noncontrolling interests	(90)	(100)	(415)	(435)
Adjusted net income (loss) from continuing operations attributable to common shareholders	$(10)	$5	$75	$110
Basic weighted average shares outstanding (in millions)	101	101	102	102
Fully diluted weighted average shares outstanding (in millions)	102	102	103	103
Diluted earnings per share from continuing operations	$0.49	$0.69	$0.92	$1.02
Adjusted diluted earnings (loss) per share from continuing operations	$(0.10)	$0.05	$0.73	$1.07

(1)
The Company has provided an estimate of restructuring charges that it anticipates in 2018. The Company does not forecast impairment charges, acquisition-related costs and litigation costs and settlements, because the Company does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook. Gains on sales, consolidation and deconsolidation of facilities includes only an estimate for the MacNeal and Baylor joint venture restructuring transactions, which are currently expected to close in the first quarter of 2018.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #5 – Reconciliation of Outlook Adjusted Free Cash Flow
for the Year Ending December 31, 2018

(Dollars in millions)	2018
	Low	High
Net cash provided by operating activities	$1,245	$1,450
Less: Payments for restructuring charges, acquisition-related costs and litigation costs and settlements(1)	(50)	(100)
Net cash used in operating activities from discontinued operations	(5)	—
Adjusted net cash provided by operating activities – continuing operations	1,300	1,550
Purchases of property and equipment – continuing operations	(625)	(675)
Adjusted free cash flow – continuing operations(2)	$675	$875

(1)
The Company has provided an estimate of payments that it anticipates in 2018 related to restructuring charges. The Company does not forecast payments related to acquisition-related costs and litigation costs and settlements because the Company does not believe that it can forecast these items with sufficient accuracy since some of these items may be indeterminable at the time the Company provides its financial Outlook.

(2)
The Company's definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interests, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interests.